EXHIBIT 24.2

CONSENT OF HUTCHINSON & BLOODGOOD

The Board of Directors and Stockholders of
Centennial First Financial Services
Redlands, California

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 1, 2002, relating to the financial statements and accompanying footnotes, which appears in the Company’s Form 10K-SB for the year ended December 31, 2001.

Glendale, California
November 18, 2002